EXHIBIT 11




                                   DynCorp and Subsidiaries
                          Computations of Earnings Per Common Share
                         (Dollars in thousands except per share data)





                                                 Year Ended December 31,
                                                1993       1992      1991

             Primary and Fully Diluted
    Earnings:
         Loss before extraordinary item        $(13,414)  $(20,816)  $(12,595)
         Extraordinary gain (loss)                  -       (2,526)       192
         Net loss                               (13,414)  $(23,342)   (12,403)
         Preferred stock Class A dividends declared
           and paid and accretion of discount       -          959      5,180
         Preferred stock Class C dividends
             not accrued or paid                  1,347      1,129        947
         Net loss for common stockholders      $(14,761)  $(25,430)  $(18,530)

    Shares:
         Weighted average common shares
             outstanding                      5,141,319  5,102,621  4,719,407

    Earnings (loss) per common share:
         Loss before extraordinary item       $   (2.87) $   (4.49) $   (3.97)
         Extraordinary gain (loss)                    -      (0.49)      0.04
         Net loss for common stockholders     $   (2.87) $   (4.98) $   (3.93)